Exhibit 2.2






















                              STOCKHOLDERS AGREEMENT

                                   by and among

                             CARR REALTY CORPORATION

                                CARR REALTY, L.P.

                          SECURITY CAPITAL HOLDINGS S.A.

                                       and

                          SECURITY CAPITAL U.S. REALTY


                                   dated as of

                                  April 30, 1996

                                TABLE OF CONTENTS


                                                                   Page


                                    ARTICLE 1

                                   Definitions

         Section 1.1   "Affiliate"...............................     1
         Section 1.2   "Agreement"...............................     1
         Section 1.3   "Beneficially Own"........................     1
         Section 1.4   "Board"...................................     2
         Section 1.5   "Buyer"...................................     2
         Section 1.6   "Code"....................................     2
         Section 1.7   "Company".................................     2
         Section 1.8   "Company Common Stock"....................     2
         Section 1.9   "Conflict of Interest Policies"...........     2
         Section 1.10  "Corporate Action Covenants"..............     2
         Section 1.11  "Covered Transaction".....................     2
         Section 1.12  "Director"................................     2
         Section 1.13  "Early Termination Event".................     2
         Section 1.14  "Exercise Notice".........................     2
         Section 1.15  "Extraordinary Transaction"...............     2
         Section 1.16  "fully diluted"...........................     2
         Section 1.17  "Government Authority"....................     3
         Section 1.18  "Group"...................................     3
         Section 1.19  "Investor"................................     3
         Section 1.20  "Investor Nominees".......................     3
         Section 1.21  "Investor Restricted Person"..............     3
         Section 1.22  "Key Committees"..........................     3
         Section 1.23  "Large Controlled Subsidiary".............     3
         Section 1.24  "1933 Act"................................     3
         Section 1.25  "1934 Act"................................     3
         Section 1.26  "Office Property".........................     3
         Section 1.27  "Office Property Company".................     3
         Section 1.28  "Operating Partnership"...................     3
         Section 1.29  "Participation Notice"....................     3
         Section 1.30  "Passive Assets Percentage"...............     3
         Section 1.31  "Passive Income Percentage"...............     3
         Section 1.32  "person"..................................     4
         Section 1.33  "SCGI"....................................     4
         Section 1.34  "SCGI Restricted Person"..................     4
         Section 1.35  "Securities Filings"......................     4
         Section 1.36  "Standstill Extension Term"...............     4
         Section 1.37  "Standstill Period".......................     4
         Section 1.38  "Stock Purchase Agreement"................     4
         Section 1.39  "13D Group"...............................     4
         Section 1.40  "Transfer"................................     4
         Section 1.41  "25% Termination Date"....................     4
         Section 1.42  "USREALTY"................................     5
         Section 1.43  "Voting Securities".......................     5





                                    ARTICLE 2

                                Board of Directors

         Section 2.1   Investor Nominees.........................     5
         Section 2.2   Committee Representation;
                         Subsidiary Boards.......................     6
         Section 2.3   Vacancies.................................     7


                                    ARTICLE 3

                                Information Rights

         Section 3.1   Operating Statements; Public
                         Company Status..........................     7
         Section 3.2   Advice of Actions.........................     7


                                    ARTICLE 4

                         Voting and Participation Rights

         Section 4.1   Voting Rights.............................     8
         Section 4.2   Participation Rights......................     9


                                    ARTICLE 5

                              Standstill Provisions

         Section 5.1   Standstill Period.........................    11
         Section 5.2   Restrictions During Standstill
                          Period and Standstill Extension
                          Term...................................    13
         Section 5.3   Investments in Office Properties and
                          Purchases of Interests in Office
                          Property Companies.....................    15
         Section 5.4   Compliance with Insider Trading Policy....    16
         Section 5.5   Compliance with Article V of the
                          Amended Company Charter................    16
         Section 5.6   Investment Company Matters................    17

                                    ARTICLE 6

                      Limitations on Corporate Actions, Etc.

         Section 6.1   Limitations on Corporate Actions..........    17
         Section 6.2   Provision of Information..................    19
         Section 6.3   Compliance with Conflicts of
                          Interest Policy........................    19
         Section 6.4   Sales of Assets...........................    20








                                    ARTICLE 7

                                  Miscellaneous

         Section 7.1   Counterparts..............................    20
         Section 7.2   Governing Law.............................    20
         Section 7.3   Entire Agreement..........................    20
         Section 7.4   Expenses..................................    20
         Section 7.5   Notices...................................    20
         Section 7.6   Successors and Assigns....................    21
         Section 7.7   Headings..................................    21
         Section 7.8   Amendments and Waivers....................    21
         Section 7.9   Interpretation; Absence of Presumption....    22
         Section 7.10  Severability..............................    22
         Section 7.11  Further Assurances........................    22
         Section 7.12  Specific Performance......................    22
         Section 7.13  Investor Breach...........................    22
         Section 7.14  Confidentiality...........................    23






































          THIS STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of April 30, 1996, is made by and among Carr Realty Corporation, a Maryland corporation (the "Company"), Carr Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), Security Capital U.S. Realty, a Luxembourg corporation ("USREALTY"), and Security Capital Holdings S.A., a Luxembourg corporation and a wholly owned subsidiary of USREALTY ("Buyer"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Stock Purchase Agreement (as hereinafter defined).


                                   RECITALS:


          WHEREAS, the Company, USREALTY and Buyer have entered into a Stock Purchase Agreement, dated as of November 5, 1995 (the "Stock Purchase Agreement"), pursuant to which the Company is selling, conveying, assigning and transferring, and Buyer is purchasing, certain shares of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") on the date hereof, and pursuant to which the Company has agreed to sell, and Buyer has agreed to purchase, certain additional shares of Company Stock, upon the terms and subject to the conditions set forth therein; and

          WHEREAS, it is a condition to the transactions contemplated by the Stock Purchase Agreement and the parties believe it to be in their best interests that they enter into this Agreement and provide for certain rights and restrictions with respect to the investment by Investor (as hereinafter defined) in the Company and the corporate governance of the Company;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                  Definitions

          As used in this Agreement, the following terms shall have the following respective meanings:

          Section 1.1 "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the 1934 Act, and as in effect on the date hereof.

          Section 1.2 "Agreement" shall have the meaning set forth in the first paragraph hereof.

          Section 1.3 "Beneficially Own" shall mean, with respect to any security, having direct or indirect (including through any Subsidiary or Affiliate) "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the 1934 Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.


          Section 1.4 "Board" shall mean the board of directors of the Company.

          Section 1.5 "Buyer" shall have the meaning set forth in the first paragraph hereof.

          Section 1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder.

          Section 1.7 "Company" shall have the meaning set forth in the first paragraph hereof.

          Section 1.8 "Company Common Stock" shall have the meaning set forth in the second paragraph hereof.

          Section 1.9 "Conflict of Interest Policies" shall have the meaning set forth in Section 6.3.

          Section 1.10 "Corporate Action Covenants" shall have the meaning set forth in Section 6.1.

          Section 1.11 "Covered Transaction" shall have the meaning set forth in Section 5.1(a)(iv).

          Section 1.12  "Director" shall mean a member of the Board.

          Section 1.13 "Early Termination Event" shall have the meaning set forth in Section 5.1(a).

          Section 1.4  "Exercise Notice" shall have the meaning set forth in
Section 4.2(b).

          Section 1.5 "Extraordinary Transaction" shall mean (a) any merger, consolidation, sale of assets (or group of assets), recapitalization, other business combination, liquidation, or other similar action out of the ordinary course of business of the Company, or (b) any issuance of securities to any person or Group requiring shareholder approval in accordance with the guidelines of the New York Stock Exchange as to such matters, as in effect as of the date of the Stock Purchase Agreement.

          Section 1.6 "fully diluted" shall mean, with respect to the Company Stock, the total number of outstanding shares of Company Stock (for such purposes, treating the number of shares of Company Preferred Stock as that number of shares of Company Common Stock into which such shares of Company Preferred Stock are then convertible), plus the sum of (a) all Operating Partnership Units outstanding as of the applicable time and held by limited partners of the Operating Partnership other than the Company, and (b) all Operating Partnership Units issuable upon the exercise of options or warrants to purchase and securities convertible into (or exchangeable or redeemable for) Operating Partnership Units outstanding as of the applicable time, such sum not to exceed 5,758,989 for purposes of this definition.




          Section 1.17 "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

          Section 1.18  "Group" shall mean a "group" as such term is used in
Section 13(d)(3) of the 1934 Act.

          Section 1.19 "Investor" shall mean, collectively, as the context may require, USREALTY and Buyer, and shall also include any Affiliate of USREALTY or Buyer of which USREALTY and/or Buyer collectively, directly or indirectly, Beneficially Own 98% or more of the voting power and economic interests, or any BONA FIDE financial institution to which any Investor has Transferred (including upon foreclosure of a pledge) shares of Company Stock for the purpose of securing BONA FIDE indebtedness of any Investor and which has agreed to be bound by this Agreement.

          Section 1.20  "Investor Nominees" shall have the meaning set forth in
Section 2.1(a).

          Section 1.21 "Investor Restricted Person" shall have the meaning set forth in Section 5.3(a).

          Section 1.22  "Key Committees" shall have the meaning set forth in
Section 2.2(a).

          Section 1.23 "Large Controlled Subsidiary" shall mean a Controlled Subsidiary having assets in excess of $200,000,000.

          Section 1.24 "1933 Act" shall mean the Securities Act of 1933, as amended.

          Section 1.25 "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          Section 1.26  "Office Property" shall have the meaning set forth in
Section 5.3(a).

          Section 1.27 "Office Property Company" shall have the meaning set forth in Section 5.3(b).

          Section 1.28 "Operating Partnership" shall have the meaning set forth in the first paragraph hereof.

          Section 1.29 "Participation Notice" shall have the meaning set forth in Section 4.2(b).

          Section 1.30 "Passive Assets Percentage" shall have the meaning set forth in Section 6.1(c).

          Section 1.31 "Passive Income Percentage" shall have the meaning set forth in Section 6.1(c).




          Section 1.32 "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

          Section 1.33  "SCGI" shall have the meaning set forth in Section 5.3.

          Section 1.34 "SCGI Restricted Person" shall have the meaning set forth in Section 5.3(a).

          Section 1.35 "Securities Filings" shall have the meaning set forth in Section 3.1(a)(ii).

          Section 1.36 "Standstill Extension Term" shall have the meaning set forth in Section 5.1(b).

          Section 1.37  "Standstill Period" shall have the meaning set forth in
Section 5.1(a).

          Section 1.38 "Stock Purchase Agreement" shall have the meaning set forth in the second paragraph hereof.

          Section 1.39 "13D Group" shall mean any group of persons acquiring, holding, voting or disposing of Voting Securities which would be required under
Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the 1934 Act if such group beneficially owned Voting Securities representing more than 5% of any class of Voting Securities then outstanding.

          Section 1.40 "Transfer" shall have the meaning set forth in Section 5.2(a)(ii).

          Section 1.41 "25% Termination Date" shall mean the first date, if any, following the date on which the Remaining Equity Commitment shall have been reduced to zero and on which Investor's ownership of Company Stock shall have been below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 180 days; provided, that, if Investor's ownership of Company Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, as a result of the redemption of limited partnership or other interests in partnerships or other entities other than the Operating Partnership for shares of Company Common Stock, then the 25% Termination Date shall mean the first date, if any, following the date on which Investor's ownership of Company Stock shall have been below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 450 days; provided, however, that if Investor's ownership of Company Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, as a result of a Transfer by Investor of Company Stock, or as a result of a failure of Investor to exercise its rights under Section 4.2 during the sixty days immediately prior to the expiration of such 180-day period or 450-day period, as

applicable, if any such rights are exercisable during such period, to the extent necessary to (and provided that it shall be possible by such exercise to) raise its ownership of the outstanding Company Common Stock, on a fully diluted basis, above such 25% threshold, then the 25% Termination Date shall occur immediately upon such Transfer or failure to exercise its rights under
Section 4.2, as the case may be.

          Section 1.42 "USREALTY" shall have the meaning set forth in the first paragraph hereof.

          Section 1.43 "Voting Securities" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.


                                   ARTICLE 2

                               Board of Directors

          Section 2.1 Investor Nominees. (a) From and after the Initial Closing and until the next annual or special meeting of stockholders of the Company at, or the next taking of action by written consent of stockholders of the Company with respect to, which any Directors are to be elected, the Investor shall have the right (but not the obligation) to have on the Board two Directors (such Directors, the "Investor Nominees"), and the Company shall cause such Investor Nominees to become members of the Board. To effectuate the placement of such Investor Nominees on the Board, the Company shall, at its sole option, (i) expand the size of the Board or (ii) solicit the resignations of the appropriate number of Directors, in either case, to the extent necessary to permit the Investor Nominees to serve. Thereafter and until the 25% Termination Date, at each annual or special meeting of stockholders of the Company at, or the taking of action by written consent of stockholders of the Company with respect to, which any Directors are to be elected, Investor shall have the right (but not the obligation) to nominate for election to the Board that number of Directors which, when added to the number of Directors who are then Investor Nominees and who will continue to serve as Directors without regard to the outcome of the election at such meeting or by such consent, represent the same proportion of the total number of Directors (but in no event more than 40% thereof) as is represented by the number of shares of Company Stock which Investor then owns, as of the applicable record date for such meeting (or, in the case of the first annual meeting of stockholders of the Company following the Initial Closing, if the record date for such annual meeting is prior to the date of the Initial Closing, then as of the date of the Initial Closing), relative to the number of shares of outstanding Company Stock as of such date, on a fully diluted basis (such Directors also, "Investor Nominees"), provided, that if Investor nominates for election to the Board less than the number of Directors which Investor is entitled, pursuant to this
Section 2.1(a), to nominate for election to the Board, at the first annual meeting of stockholders of the Company following the Initial Closing, Investor shall have the right (but not the obligation), at any time and from time to time until 300 days following the first annual meeting of stockholders of the Company following the Initial Closing, to designate for placement on the Board, subject to the terms and conditions hereof, that number of additional Directors which, when added to the number of Directors who are Investor Nominees at such time, equals the number of Directors that Investor was entitled to nominate for election to the Board at the first annual meeting of stockholders of the


Company following the Initial Closing, and the Company shall, as soon as reasonably practicable, cause each additional Director so designated by Investor to become a member of the Board in accordance with the second sentence hereof. In computing the number of Investor Nominees, any fraction is to be rounded down to the nearest whole number.

          (b) Investor will not name any person as an Investor Nominee if (i) such person is not reasonably experienced in business, financial or real estate matters; (ii) such person has been convicted of, or has pled NOLO CONTENDERE to, a felony; (iii) the election of such person would violate any law; or (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred with respect to such person.

          (c) The Company will support the nomination of, and the Company's nominating committee (or any other committee exercising a similar function) shall recommend to the Board, the election of each Investor Nominee to the Board, and the Company will exercise all authority under applicable law to cause each Investor Nominee to be elected to the Board. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall use its reasonable efforts to solicit from the stockholders of the Company eligible to vote in the election of Directors proxies in favor of any Investor Nominees.

          Section 2.2  Committee Representation; Subsidiary Boards.  (a)
During such time as Investor is entitled pursuant to Section 2.1(a) to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(a), at least one Director who is an Investor Nominee shall serve on each of the audit committee, the nominating committee, the executive compensation committee, the executive committee, any special committee(s) of the Board, and any other committees which shall be charged with exercising substantial authority on behalf of the Board (the foregoing, the "Key Committees"). Notwithstanding the foregoing, if none of the Directors who are Investor Nominees would be considered "independent" of the Company or "disinterested" (i) for purposes of any applicable rule of the New York Stock Exchange or any other securities exchange or other self-regulating organization (such as the National Association of Securities Dealers) requiring that members of the audit committee of the Board be independent of the Company, (ii) for purposes of any law or regulation that requires, in order to obtain or maintain favorable tax, securities, corporate law or other material legal benefits with respect to any plan or arrangement for employee compensation or benefits, that the members of the committee of the Board charged with responsibility for such plan or arrangement be "independent" of the Company or "disinterested", or (iii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and any of Investor, its Affiliates or any Group of which Investor is a member or such other transaction or potential transaction which would involve an actual or potential conflict of interest on the part of the Directors who are Investor Nominees, then a Director who is an Investor Nominee shall not be required to be appointed to any such committee; provided, however, that the committees of the Board shall be organized such that, to the extent practicable, the only items to be considered by a Key Committee on which no Director who is an Investor Nominee may serve will be those items which prevent the Director who is an Investor Nominee from serving on such Key Committee.
Any members of any Key Committee who are Investor Nominees shall, in the event of any vacancy in such membership, be replaced by a Director who is an Investor Nominee elected by a majority of the Directors who are Investor Nominees.


          (b) During such time as Investor is entitled pursuant to Section 2.1(a) to have at least one Investor Nominee on the Board, unless Investor chooses not to exercise its rights under this Section 2.2(b), one individual designated by Investor shall serve as a member of the board of directors or comparable governing body of each Controlled Subsidiary of the Company, if any, that is a corporation or other person with a board of directors or board of trustees.

          Section 2.3 Vacancies. In the event that any Investor Nominee shall cease to serve as a Director for any reason other than the fact that Investor no longer has a right to nominate a Director, as provided in Section 2.1(a), the vacancy resulting thereby shall be filled by an Investor Nominee designated by Investor; provided, however, that any Investor Nominee so designated shall satisfy the qualification requirements set forth in Section 2.1(b).


                                   ARTICLE 3

                               Information Rights

          Section 3.1 Operating Statements; Public Company Status. (a) From and after the date hereof, until the 25% Termination Date, if any, the Company will:

               (i) deliver to Investor, as soon as practicable after the end of each month, an operating and financial statement and management report of the Company, the Operating Partnership and each Subsidiary not consolidated with the Company or the Operating Partnership as at and for the end of such month, all in such form as may be prepared by the Company and the Operating Partnership for internal use by management;

              (ii) deliver to Investor, as promptly as practicable following filing, a copy of each report, schedule or other document filed by the Company pursuant to the requirements of any federal or state securities laws (collectively, the "Securities Filings"); and

             (iii) continue to comply in all material respects with the reporting requirements of Section 13 or 15(d) of the 1934 Act.

          (b) The Company will afford Investor a reasonable opportunity to review any Securities Filing which refers to, describes or mentions Investor prior to the time that such Securities Filing is filed with or sent to the applicable Government Authority.

          Section 3.2 Advice of Actions. From and after the date hereof, until the 25% Termination Date, if any, without first having consulted with the representative of Investor designated by Investor in writing, the Company will not seek approval by the Board of any proposal relating to:

          (a) the acquisition, whether by merger, consolidation, purchase of stock or assets (or group of assets) or other business combination, of any business or assets (or group of assets) having a value in excess of $25,000,000;


          (b) the sale or disposal of any assets (or group of assets), whether by merger, consolidation, sale of stock or assets (or group of assets) or other business combination having a value in excess of $25,000,000;

          (c) the incurrence or issuance of indebtedness, the entering into a guaranty, or the engagement in any other financing arrangement in excess of $25,000,000;

          (d)  the annual operating budget for the Company;

          (e)  a material change in the executive management of the Company;

          (f) any new material agreements or arrangements with any members of the executive management of the Company; or

          (g) the issuance by the Company of capital stock of the Company, by the Operating Partnership of Operating Partnership Units, or by a Controlled Subsidiary of any equity interests, other than, (i) to the Company or a wholly owned Subsidiary thereof, (ii) to limited partners of the Operating Partnership upon redemptions of Operating Partnership Units,
     (iii) to employees of the Company or a Significant Subsidiary in connection with any employee benefit plan approved by the stockholders of the Company, (iv) the issuance of Class A Units (as defined in the Partnership Agreement) automatically upon conversion of Class B Units (as defined in the Partnership Agreement) pursuant to the Partnership Agreement, and (v) the issuance of 40,909 Class C Units (as defined in the Partnership Agreement) (or warrants to purchase 40,909 shares of Company Common Stock) pursuant to the Contribution Agreement, dated as of January 20, 1995, between Carr Realty, L.P. and The Evans Company.

Notwithstanding the foregoing, the Company shall have no obligation to accept or comply with any advice offered by Investor or its designated representative in any consultation referred to in this Section 3.2. The designated representative of Investor, for purposes of this Section 3.2, initially shall be Paul Szurek.


                                   ARTICLE 4

                        Voting and Participation Rights

          Section 4.1  Voting Rights.  Subject to the provisions of this
Section 4.1, Investor may vote the shares of Company Stock which it owns in its sole and absolute discretion. During the Standstill Period and any Standstill Extension Term, Investor will vote all shares of Company Stock which it owns in one of the following two manners, at its option: (a) in accordance with the recommendation of the Board, or (b) proportionally in accordance with the votes of the other holders of Company Stock; provided, however, that Investor may vote (i) all of the shares of Company Stock that it owns, in its sole and absolute discretion, with regard to (x) the election of the Investor Nominee(s) to the Board and (y) any amendment to the Amended Company Charter or the By-laws of the Company which would reasonably be expected to materially adversely affect Investor, and (ii) the shares of Company Stock that it owns representing ownership of up to 28% of the then


outstanding shares of Company Stock, in its sole and absolute discretion, with regard to any Extraordinary Transaction submitted to a vote of the stockholders of the Company (unless (A) the Amended Company Charter shall be amended to require the affirmative vote of less than the holders of two-thirds of all shares entitled to vote on such Extraordinary Transaction or (B) such Extraordinary Transaction is otherwise subject to the approval of less than two-thirds of all shares entitled to vote thereon, in either of which case Investor may vote all of the shares of Company Stock it owns, in its sole and absolute discretion, with regard to any such Extraordinary Transaction).
During the Standstill Period and any Standstill Extension Term, with regard to any Extraordinary Transaction submitted to a vote of the stockholders of the Company, Investor will vote all shares of Company Stock owned by it that represent ownership of in excess of 28% of the outstanding shares of Company Stock, in one of the following two manners, at its option: (x) in accordance with the recommendation of the Board, or (y) proportionally in accordance with the votes of the other holders of Company Stock (provided that, as set forth in the immediately preceding sentence, in any case described in subpart (A) or (B) of the parenthetical clause set forth in the immediately preceding sentence, Investor may vote all of the shares of Company Stock it owns in its sole and absolute discretion).

          Section 4.2 Participation Rights. (a) Right to Participate. From and after the date hereof, until the 25% Termination Date, if any, Investor shall be entitled to a participation right to purchase or subscribe for up to 30% (or up to 35% if necessary in order for Investor to retain ownership of such percentage amount of the outstanding Company Stock, on a fully diluted basis, as is necessary for the product of such ownership percentage and the Company's fully diluted ownership percentage of the Operating Partnership to be at least equal to 25%) of the total number of any additional shares of capital stock or Operating Partnership Units, as the case may be, to be issued or sold by the Company or a Large Controlled Subsidiary (to the extent permitted by the governing documents of such Large Controlled Subsidiary and subject to the rights of the shareholders, partners, or other owners, as the case may be, of such Large Controlled Subsidiary), in the event that the Company or such Large Controlled Subsidiary issues or sells any of its capital stock or Operating Partnership Units (other than any such shares or Operating Partnership Units issued to the Company or any of its Controlled Subsidiaries or pursuant to options, rights or warrants or other commitments or securities in effect or outstanding on the date of the Stock Purchase Agreement, including redemption rights relating to Operating Partnership Units, and other than any such shares or Operating Partnership Units issued pursuant to employee benefit plans approved by the Company's stockholders, including upon the exercise of stock options granted to management).

          (b) Notice. In the event the Company or a Large Controlled Subsidiary proposes to issue or sell any shares of capital stock or Operating Partnership Units in a transaction giving rise to the participation rights provided for in this Section, the Company shall send a written notice (the "Participation Notice") to Investor setting forth the number of shares of such capital stock of the Company or a Large Controlled Subsidiary, as the case may be, or of Operating Partnership Units which the Company or a Large Controlled Subsidiary, as the case may be, proposes to sell or issue, the price (before any commission or discount) at which such shares are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), and all other relevant information as to such proposed transaction as may be necessary for Investor


to determine whether or not to exercise the rights granted in this Section. At any time within 30 days after its receipt of the Participation Notice, Investor may exercise its participation rights to purchase or subscribe for shares of such shares of capital stock or Operating Partnership Units, as provided for in this Section, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that the Investor elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in this Section.

          (c) Abandonment of Sale or Issuance. The Company or a Large Controlled Subsidiary, as the case may be, shall have the right, in its sole discretion, at all times prior to consummation of any proposed sale or issuance giving rise to the participation right granted by this Section, to abandon, rescind, annul, withdraw or otherwise terminate such sale or issuance, whereupon all participation rights in respect of such proposed sale or issuance pursuant to this Section shall become null and void, and neither the Company nor any of its Large Controlled Subsidiaries shall have any liability or obligation to Investor or any Affiliate thereof who has acquired shares of Company Stock pursuant to the Stock Purchase Agreement or from Investor with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

          (d) Terms of Sale. The purchase or subscription by Investor or an Affiliate thereof, as the case may be, pursuant to this Section shall be on the same price and other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the additional shares of capital stock of the Company or a Large Controlled Subsidiary or Operating Partnership Units, as the case may be, whose purchases or subscriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price, in the case of a negotiated transaction, is not greater than 110% of the estimated price set forth in the relevant Participation Notice or, in the case of an underwritten or privately placed offering, is not greater than the greater of
(i) 110% of the estimated price set forth in the relevant Participation Notice or (ii) the most recent closing price on or prior to the date of the pricing of the offering); provided, however, that in the event the consideration to be received by the Company or a Large Controlled Subsidiary, as the case may be, in connection with the issuance of shares of capital stock or Operating Partnership Units giving rise to participation rights hereunder is other than cash or cash equivalents, the price per share or Operating Partnership Unit at which the participation rights may be exercised shall be the price per share or Operating Partnership Unit set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such shares or Operating Partnership Units are to be issued, provided that the consideration to be received therefor is valued based upon the fair market value thereof); provided, further, however, that in the event the consideration to be received by the Company or a Large Controlled Subsidiary, as the case may be, in connection with the issuance of shares of capital stock or Operating Partnership Units giving rise to participation rights hereunder is other than cash or cash equivalents, and the fair market value of the consideration to be received is not determinable, the price per share or Operating Partnership Unit at which the participation rights may be exercised shall, (i) in the event that shares of capital stock with an established trading market are being issued or sold, be the average ten-day trailing market price of such shares as of the date of receipt of the Participation Notice, and (ii) in the event any other shares of capital stock are being issued or sold, be determined by


reference to the amount set forth above, adjusted as may be appropriate to reflect the relationship between those shares of capital stock with an established trading market and those shares of capital stock to be issued in the relevant transaction; provided, finally, that in the event the purchases or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not legally permissible for the securities to be purchased by Investor to be included, such securities to be purchased by Investor will be purchased in a concurrent private placement.

          (e) Timing of Sale. If, with respect to any Participation Notice, Investor fails to deliver an Exercise Notice within the requisite time period, the Company or a Large Controlled Subsidiary, as the case may be, shall have 120 days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell or issue not more than the number of shares of capital stock of the Company or a Large Controlled Subsidiary or Operating Partnership Units, as the case may be, described in the Participation Notice on terms not more favorable to the Company or a Large Controlled Subsidiary, as the case may be, than were set forth in the Participation Notice. If, at the end of 120 days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company or a Large Controlled Subsidiary, as the case may be, has not completed the sale or issuance of capital stock of the Company or a Large Controlled Subsidiary or Operating Partnership Units, as the case may be, in accordance with the terms described in the Participation Notice (or at a price which is at least 90% of the estimated price set forth in the Participation Notice), the Company or a Large Controlled Subsidiary, as the case may be, shall again be obligated to comply with the provisions of this Section with respect to, and provide the opportunity to participate in, any proposed sale or issuance of shares of capital stock of the Company or a Large Controlled Subsidiary or Operating Partnership Units, as the case may be; provided, however, that notwithstanding the foregoing, if the price at which such capital stock or Operating Partnership Units is to be sold in an underwritten offering (or a privately placed offering in which the price is not less than 97% of the most recent closing price at the time of the pricing of the offering) is not at least 90% of the estimated price set forth in the Participation Notice, the Company may inform Investor of such fact and Investor shall be entitled to elect, by written notice delivered within two Business Days following such notice from the Company, to participate in such offering in accordance with the provisions of this Section 4.2.


                                   ARTICLE 5

                             Standstill Provisions

          Section 5.1 Standstill Period. (a) Subject to the provisions of the following sentence, the "Standstill Period" shall be the period commencing on the date hereof and ending on the fifth anniversary of the date hereof. Prior to the 25% Termination Date, if any, the Standstill Period shall also be terminated on the earliest of:

          (i) the occurrence of any event of default on the part of the Company or any Subsidiary under any debt agreements, instruments, or arrangements which event of default would reasonably be expected to result in a Material Adverse Effect;


         (ii) the acquisition by any person or Group other than Investor or any Affiliate thereof of Beneficial Ownership of 15% or more of the outstanding shares of Company Stock, on a fully diluted basis;

        (iii) any person or Group having a number of Directors on the Board, or having the right or power to elect a number of Directors on the Board, equal to or greater than the number of Directors to which Investor is entitled;

         (iv) the authorization by the Company or the Board or any committee thereof (with all Investor Nominees abstaining or voting against) of the solicitation of offers or proposals or indications of interest with respect to any merger, consolidation, other business combination, liquidation, sale of the Company or all or substantially all of the assets of the Company or any other change of control of the Company or similar extraordinary transaction, but excluding any merger, consolidation or other business combination in which the Company is the surviving and acquiring corporation and in which the businesses or assets so acquired do not, or would not reasonably be expected to, have a value greater than 50% of the assets of the Company prior to such merger, consolidation or other business combination (any of the foregoing, a "Covered Transaction");

          (v) the written submission by any person or Group other than Investor or any Affiliate thereof of a proposal to the Company (including to the Board or any agent, representative or Affiliate of the Company) with respect to, or otherwise expressing an interest in pursuing, a Covered Transaction; provided, however, that the Standstill Period shall not terminate pursuant to this Section 5.1(a)(v) if, as soon as practicable after receipt of any such proposal, the Board determines that such proposal is not in the best interest of the Company and its stockholders and for so long as the Board continues to reject such proposal as a result of such determination;

         (vi) in connection with any actual or proposed Covered Transaction, the removal of any rights plan, provisions of the Amended Company Charter relating to staggered terms of office for directors, provisions of the Amended Company Charter or the By-laws of the Company relating to supermajority voting of the Company's stockholders, "excess share" provisions of the Amended Company Charter or the By-laws of the Company, or any other similar arrangements, agreements, commitments or provisions in the Amended Company Charter or the By-laws of the Company which would reasonably be expected to impede the consummation of such actual or proposed Covered Transaction by action of any Government Authority, the Board, the stockholders of the Company or otherwise, or, whether or not in connection with any actual or proposed Covered Transaction, any modification, amendment, waiver or repeal of the ownership restrictions in
     Section 5.2 of the Amended Company Charter (except as may be necessary to allow any acquisition of Company Stock that would not constitute an Early Termination Event under Section 5.1(a)(ii));

        (vii) any breach by the Company of the Stock Purchase Agreement which is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to materially adversely affect Investor or cause a Material Adverse Effect;


       (viii) any breach of this Agreement by the Company or the Operating Partnership which is neither cured nor desisted from within 30 days of receipt of written notice of such breach and which would reasonably be expected to materially adversely affect Investor or cause a Material Adverse Effect; or

         (ix)  any violation of any Corporate Action Covenant.

          Any event set forth in subsection (i), (ii), (iii), (iv), (v), (vi),
(vii), (viii) or (ix) of this Section 5.1(a) shall be an "Early Termination Event."

          (b) If the Standstill Period shall not have been terminated prior to the fifth anniversary of the date hereof, the Standstill Period and any Standstill Extension Term shall automatically be extended for successive one-year periods (each such period, a "Standstill Extension Term"), unless, in the case of each Standstill Extension Term, Investor provides to the Company written notice at least 270 days prior to the commencement of such Standstill Extension Term, that such Standstill Extension Term and all further Standstill Extension Terms are cancelled. Any Standstill Extension Term will be terminated upon the earlier of (i) the first anniversary thereof or (ii) the occurrence of an Early Termination Event.

          Section 5.2 Restrictions During Standstill Period and Standstill Extension Term. (a) During the Standstill Period and any Standstill Extension Term, Investor will not, will cause each of its controlled Affiliates not to, and will use its reasonable best efforts to cause each of its other Affiliates not to, directly or indirectly:

          (i) act in concert with any other person or Group by becoming a member of a 13D Group, other than any 13D Group comprised exclusively of Investor and one or more of its Affiliates;

         (ii) sell, transfer, pledge or otherwise dispose of (collectively, "Transfer") any shares of Company Stock except for: (v) Transfers made in compliance with the requirements of Rule 144 of the 1933 Act, (w) Transfers pursuant to negotiated transactions with third parties, (x) Transfers pursuant to or in accordance with the Registration Rights Agreement, (y) Transfers to one or more Affiliates of Investor who agree to be bound by the terms and conditions of this Agreement and who satisfy the ownership criteria in the definition of "Investor", and (z) Transfers to a BONA FIDE financial institution for the purpose of securing BONA FIDE indebtedness of any Investor; provided, further, that no Transfers pursuant to this Section 5.2 shall be made in violation of Article V of the Amended Company Charter;

        (iii) purchase or otherwise acquire shares of Company Stock as a result of which, after giving effect to such purchase or acquisition, Investor and its Affiliates will Beneficially Own (A) more than 45% (or, for purchases pursuant to Sections 2.4 or 2.5 of the Stock Purchase Agreement, up to 48% if and to the extent such ownership would not violate
     Article V of the Amended Company Charter) of the outstanding shares of Company Stock, or (B) more than 40% of the outstanding shares of Company Stock, on a fully diluted basis;

         (iv) solicit or propose to effect or negotiate any Covered Transaction other than pursuant to the Stock Purchase Agreement;


          (v) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the 1934 Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including an exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the stockholders of the Company); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders of the Company for the approval of, one or more stockholder proposals; provided, however, that Investor shall not be prohibited from communicating with a securityholder who is engaged in any "solicitation" of "proxies" or who is a "participant" in any "election contest";

         (vi) seek representation on the Board or a change in the composition or size of the Board other than as permitted by Section 2;

        (vii) Transfer any capital stock of Buyer or any capital stock of any Affiliate of Buyer that owns Company Stock, or cause Buyer or any such Affiliate thereof to Transfer any options, warrants, convertible securities or other similar rights to acquire any capital stock of Buyer or any such Affiliate thereof; provided, however, that no such Transfer shall be prohibited if after giving effect thereto the Beneficial Owner of such shares of Company Stock satisfies the ownership criteria in the definition of "Investor"; and provided, further, that no Transfers to a BONA FIDE financial institution for the purpose of securing BONA FIDE indebtedness of any Investor shall be prohibited hereby;

       (viii) request the Company or any of its directors, officers, employees or agents to amend or waive any provisions of this Section 5.2 or Article V of the Amended Company Charter or seek to challenge the legality or effect thereof; or

         (ix) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing.

          (b) In the event any BONA FIDE financial institution to which Company Stock shall have been transferred in accordance with the provisions hereof shall foreclose upon such Company Stock, such financial institution shall, at least ten Business Days prior to effecting any further Transfer of such Company Stock (other than to an Affiliate and other than by pledge or hypothecation to another BONA FIDE financial institution, in each of which case the transferee shall agree to be bound by this Agreement) provide the Company with written notice of its intention to effect such a Transfer. The Company shall have ten Business Days from the date of such notice to elect to purchase all, but not less than all, of the shares of Company Stock subject to such notice, at a price equal to the higher of (x) the average ten-day trailing market price of such shares as of the date of receipt of such notice, or (y) the average ten-day trailing market price of such shares as of the date the Company irrevocably informs such financial institution of its election to purchase such shares of Company Stock. If the Company so elects to purchase such shares of Company Stock, the closing of such purchase shall be within 10 Business Days of the Company's notice to such effect.


          Section 5.3 Investments in Office Properties and Purchases of Interests in Office Property Companies. (a) Subject to the provisions of the following sentence, and excluding transactions which are the subject of paragraph (b) of this Section, from and after the date hereof until the 25% Termination Date, if any, Investor and any other person of which Investor is the direct or indirect general partner or as to which Investor has the direct or indirect right or power to elect a majority of the board of directors or other governing body or otherwise controls (but subject, in the case of any person other than Investor, to the fiduciary duties of such person or its general partner, board of directors or other governing body) (any such person, an "Investor Restricted Person") shall not, and Investor shall use its reasonable best efforts to cause Security Capital Group Incorporated ("SCGI") and any person of which SCGI is the direct or indirect general partner or as to which SCGI has the direct or indirect right or power to elect a majority of the board of directors or other governing body or otherwise controls (but subject, in the case of any person other than Investor, to the fiduciary duties of such person or its general partner, board of directors or other governing body) (SCGI and any such person, an "SCGI Restricted Person") not to, directly or indirectly, own, purchase, develop or otherwise acquire, directly or indirectly, any office property in the United States (an "Office Property"). Notwithstanding the foregoing, Investor, any Investor Restricted Person or any SCGI Restricted Person may own, purchase, or otherwise acquire, directly or indirectly, any Office Properties if the investment in the Office Properties is incidental to an investment made by Investor, such Investor Restricted Person or such SCGI Restricted Person which investment is not primarily related to Office Properties; it being understood and agreed that any acquisition of real estate properties in which Office Properties constitute 30% or less of the purchase price of all of the real estate properties acquired shall be considered an investment in which the Office Properties acquired are incidental to an investment which is not primarily related to Office Properties; provided, however, that if Investor, any Investor Restricted Person or any SCGI Restricted Person determines to make such a permitted investment, Investor, such Investor Restricted Person or such SCGI Restricted Person shall afford the Company a period of ten Business Days after receipt of written notice from Investor describing the material terms of the proposed investment, in which to provide Investor, such Investor Restricted Person or such SCGI Restricted Person, as applicable, written notice that it elects to purchase the Office Properties constituting a part of such investment (subject to customary due diligence and other closing conditions); in the event Investor, such Investor Restricted Person or such SCGI Restricted Person thereafter makes such investment and the price and other terms are not less favorable to the Company than those set forth in the notice of material terms delivered to the Company, the Company shall promptly acquire the Office Properties included therein, at the price allocated to such Office Properties in the purchase agreement entered into by Investor, the Investor Restricted Person or the SCGI Restricted Person, as the case may be, in respect of such acquisition and otherwise on terms substantially similar to the terms of Investor's, the Investor Restricted Person's or SCGI Restricted Person's acquisition of such properties; provided, further, that if Investor, an Investor Restricted Person or an SCGI Restricted Person shall have made such a purchase, including the Office Properties therein, and if Investor, an Investor Restricted or an SCGI Restricted Person should thereafter, but prior to the 25% Termination Date, determine to sell any Office Properties so purchased, Investor, such Investor Restricted Person or such SCGI Restricted Person shall inform the Company of such fact, and the Company shall have ten Business Days in which to give Investor, such Investor Restricted Person or such SCGI Restricted Person written notice that it desires to purchase such Office Properties; such notice shall set forth the terms


on which the Company is prepared to effect such purchase; Investor, such Investor Restricted Person or such SCGI Restricted Person shall be free to accept such offer, or to otherwise dispose of such Office Properties, but shall in no event dispose of such Office Properties on terms materially less favorable to Investor, such Investor Restricted Person or such SCGI Restricted Person without first again affording the Company the opportunity to purchase such Office Properties.

          (b) From and after the date hereof until the 25% Termination Date, if any, Investor and any Investor Restricted Person shall not, and Investor shall use its reasonable best efforts to cause all SCGI Restricted Persons not to, purchase or otherwise acquire equity securities, or options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or similar rights to purchase or otherwise acquire equity securities, representing 9% or more of the equity interest of any person, other than the Company, if (i) such person's principal business activity is the acquisition, development or ownership for rental purposes of Office Properties, (ii) more than 25% of such person's assets are Office Properties (but not including as Office Property assets for such purpose any indebtedness secured directly or indirectly by Office Properties), or (iii) more than 25% of such person's revenues are derived from the purchase, development or ownership of Office Properties (any such person, an "Office Property Company"); provided, however, that Investor, any Investor Restricted Person or any SCGI Restricted Person shall be entitled to purchase or otherwise acquire less than 9% of the equity interest of an Office Property Company only if no Investor, Investor Restricted Person or SCGI Restricted Person shall be represented on (or have the right to nominate representatives to) the board of directors or similar governing body or shall participate in the management, of such Office Property Company.

          (c) The provisions of this Section 5.3 shall not restrict Investor, any Investor Restricted Person or any SCGI Restricted Person from, directly or indirectly, (x) providing debt financing for Office Properties or investing in, owning or acquiring a mortgage REIT or other person substantially all of whose business consists of making mortgage loans on Office Properties and other real estate assets, (y) in connection with the activities described in clause (x), acquiring or owning any Office Properties through foreclosure on mortgages or similar instruments or other realization on security or (z) the ownership of any REIT convertible debt which is passively held and unaccompanied by representation on the board of directors or participation in management and which is held by a person of which none of Investor, any Investor Restricted Person or any SCGI Restricted Person directly or indirectly Beneficially Owns 20% or more of the outstanding economic or voting interest.

          Section 5.4 Compliance with Insider Trading Policy. For as long as Investor Beneficially Owns any shares of Company Stock, Investor will, and will use its commercially reasonable efforts to cause its directors, officers, employees, agents, and representatives to, comply with the written policy of the Company reasonably designed to prevent violations of insider trading and similar laws.

          Section 5.5 Compliance with Article V of the Amended Company Charter. For as long as Investor Beneficially Owns any shares of Company Stock (unless the Standstill Period or any Standstill Extension Term is terminated by any of the actions set forth in Section 5.1(a)(iv), (v) or (vi) (or unless any such action occurs following the termination of the Standstill Period or any Standstill Extension Term) or by any other willful action by the


Company which constitutes an Early Termination Event (or would constitute an Early Termination Event during the Standstill Period or any Standstill Extension Term)), Investor, each Investor Restricted Person and any BONA FIDE financial institution or other transferee described in Section 5.2(b) will, and Investor will use its reasonable best efforts to cause the SCGI Restricted Persons to, comply with Article V of the Amended Company Charter and will not seek to challenge the legality or effect thereof.

          Section 5.6 Investment Company Matters. From and after the date hereof until the 25% Termination Date, if any, Investor shall use its reasonable best efforts to not be or become an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.


                                   ARTICLE 6

                     Limitations on Corporate Actions, Etc.

          Section 6.1 Limitations on Corporate Actions. The Company agrees that (a) from and after the date hereof, until the earlier of (i) the termination of the Standstill Period or any Standstill Extension Term or (ii) the 25% Termination Date, if any, it will not, and will not permit any of its Controlled Subsidiaries to:

               (A) incur total consolidated indebtedness in an amount in excess of 65% of the sum of (x) (i) the market value of the Company's outstanding shares, on a fully diluted basis, as of the date of the Stock Purchase Agreement, and computed using the Per Share Purchase Price, plus (ii) consolidated indebtedness of the Company for money borrowed secured by real property or improvements, as of the date of the Stock Purchase Agreement, plus (y) the acquisition cost (defined as gross purchase price plus transaction costs, before depreciation) to the Company or its Controlled Subsidiaries of properties acquired after the date of the Stock Purchase Agreement, minus (z) gross receipts from the Company's disposition of any property from and after the date of the Stock Purchase Agreement to the extent such gross receipts are distributed to the Company's stockholders, unless the violation of such ratio is cured within 30 days of its occurrence;

               (B) retain any third party (other than any Significant Subsidiary) to manage more than 10% of the real estate assets (excluding raw land and parking facilities) of the Company, unless such retention is desisted prior to the fifth day immediately preceding the end of the calendar quarter in which it arises;

               (C) have at any time more than 10%, at cost, of its consolidated assets in property types other than office buildings or land suitable and intended for development of office properties, unless such ratio is reduced below such 10% level within thirty days;


               (D) in the case of the Company, (1) terminate its eligibility for treatment as a real estate investment trust, as defined in the Code, or (2) take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of such eligibility, unless in the case of a failure to take action, such action is taken within thirty days; or

               (E) except as permitted or required by any agreements or commitments existing as of the date of the Stock Purchase Agreement and disclosed to Investor pursuant thereto, cause or permit the Operating Partnership to issue or grant (i) any additional Operating Partnership Units, (ii) any securities convertible into any Operating Partnership Units, or (iii) any options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or any other contractual commitments or agreements by which the holder thereof or the party thereto may purchase or otherwise acquire Operating Partnership Units if, as a result of any of the actions described in the foregoing clauses (i), (ii) or (iii) of this paragraph (E), the Company will own or hold less than 70% of the Operating Partnership Units, on a fully diluted basis, unless any such issuances or grants are revoked to the extent necessary prior to the fifth day immediately preceding the end of the calendar quarter in which they are made;

          (b) at any time during which any shares of Company Preferred Stock are outstanding, the Company will not issue any shares of Company Preferred Stock to any person other than Investor without the express written consent of Investor; or

          (c) from and after the date hereof until the first date, if any, following the date on which the Remaining Equity Commitment shall have been reduced to zero on which Investor's ownership of Company Stock shall have been below 25% of the actually outstanding shares of Company Stock for a continuous period of 180 days (or if Investor's ownership of Company Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 25% by value of the actually outstanding shares of Company Stock as a result of a Transfer by Investor of Company Stock or a failure of Investor to exercise its rights under Section 4.2 during the sixty days immediately prior to the expiration of such 180-day period, if any such rights are exercisable during such period, to the extent necessary to (and provided that it shall be possible by such exercise to) raise its ownership of the actually outstanding Company Common Stock above such 25% threshold, then until such Transfer or failure to exercise its rights under Section 4.2, as the case may be), the Company (i) will not, without the prior written consent of Investor, either take any action that would cause, or fail to take any action which failure would cause, (A) the percentage of the Company's consolidated gross income that is considered "passive income" (within the meaning of Section 1296(a)(1) of the Code and computed using the assumptions and conventions set forth in Schedule 6.1(c), together with such modifications thereto as Investor shall advise the Company in writing are necessary as a result of the promulgation of regulations, rulings, or other formal or informal administrative guidance clarifying existing law or a change in existing law or interpretations thereof) (the "Passive Income Percentage") to exceed 45%, or
(B) the average percentage of the Company's assets (by value, computed as of the end of every calendar quarter) held during any taxable year which produce passive income or which are held for the production


of passive income (as such terms are used in Section 1296(a)(2) of the Code and computed using the assumptions and conventions set forth in Schedule 6.1(c), together with such modifications thereto as Investor shall advise the Company in writing are necessary as a result of the promulgation of regulations, rulings, or other formal or informal administrative guidance clarifying existing law or a change in existing law or interpretations thereof) (the "Passive Assets Percentage") to exceed the lesser of (x) 45% or (y) the greater of (1) 30% or (2) the average Passive Assets Percentage for the prior two taxable years (assuming for this purpose that the Passive Assets Percentage was 45% for all periods prior to and including the period ending December 31,
1995); provided, however, that if the Board determines in good faith that the Company's failure to take such action or the taking of such action, as the case may be, would have a material adverse effect on the Company's net earnings, cash flow, funds from operations or business, or would reasonably be expected to cause the Company to fail to qualify as a REIT, the Company will negotiate with Investor in good faith with a view toward reaching a reasonable accommodation that would satisfy the interests of the Company in such matters and the interests of Investor in the Company's not being classified as a "passive foreign investment company" under the Code; provided, further, however, that if the Company and Investor are unable to reach such a reasonable accommodation after good faith negotiations, the requirements of this paragraph
(c) shall not apply to the action or failure to act at issue, and (ii) will otherwise consider in good faith suggestions made by Investor as to the structure of the Company's operations in order to permit Investor to avoid being classified as a "passive foreign investment company" under the Code. The Company may cure any breach of this Section 6.1(c) prior to the fifth day immediately preceding the end of the calendar quarter in which such breach arises.

The agreements of the Company set forth in subsections (a), (b) and (c) of this
Section 6.1 shall be the "Corporate Action Covenants."

          Section 6.2 Provision of Information. For as long as Investor Beneficially Owns any shares of Company Stock, the Company will provide to Investor all information and documentation requested by Investor, and will cooperate with Investor as requested, as may be necessary for Investor to perform the calculations to be made in connection with and to meet the documentation requirements pursuant to Sections 1291 through 1297 of the Code, as may be amended from time to time, and any successor provisions thereto, and as may otherwise be reasonably necessary in connection with any other record keeping or reporting laws, rules or regulations (including all such information, documentation and cooperation as is necessary to enable Investor to (1) file any Tax Returns it is required to file and (2) to determine and document its status, income, asset mix and other relevant items with respect to the Passive Foreign Investment Company provisions in the Code).

          Section 6.3 Compliance with Conflicts of Interest Policy. From and after the date hereof until the 25% Termination Date, the Company will, and will cause its Controlled Subsidiaries to, comply with and enforce the policies and agreements of the Company, as in effect as of the date of the Stock Purchase Agreement and previously disclosed to Investor, relating to transactions with affiliates and potential conflicts of interest, including such policies relating to and agreements with The Oliver Carr Company and certain related parties, as such policies and agreements may be modified or amended from time to time with the consent of Investor (such policies and agreements, the "Conflict of Interest Policies"). From and after the date hereof until the 25% Termination Date, Investor will comply with the Conflict of Interest Policies; provided, however, that the provisions of this Agreement, the Stock Purchase Agreement and the Registration Rights Agreement and the


transactions contemplated hereby and thereby shall not be limited, amended or modified in any way by, and shall govern in the event of a conflict with, the Conflict of Interest Policies.

          Section 6.4 Sales of Assets. From and after the date hereof until the 25% Termination Date, the Company will, and will cause its Controlled Subsidiaries to, use its reasonable efforts, consistent with prudent management of the Company's properties and assets in the interest of the Company's stockholders, to dispose of properties or assets through tax deferred exchanges which exchanges will defer any capital gains distributions to stockholders of the Company. In the event it is expected that any capital gains distributions are to be made, the Company will endeavor to provide Investor with such advance notice thereof as may be practicable.


                                   ARTICLE 7

                                 Miscellaneous

          Section 7.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

          Section 7.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

          Section 7.3 Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

          Section 7.4 Expenses. Except as set forth in the Stock Purchase Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 7.5 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:






               Carr Realty Corporation
               1700 Pennsylvania Avenue, N.W.
               Washington, D.C.  20006
               Attention:  Thomas A. Carr
               Telecopy Number:  (202) 638-0102

          with a copy to:

               Hogan & Hartson L.L.P.
               Columbia Square
               555 Thirteenth Street, N.W.
               Washington, D.C.  20004-1109
               Attention:  J. Warren Gorrell, Jr., Esq.
               Telecopy Number:  (202) 637-5910

or at such other address and to the attention of such other person as the Company may designate by written notice to Investor. Notices to Investor shall be addressed to:

               Security Capital Holdings S.A.
               69, route d'Esch
               L-2953 Luxembourg
               Attention:  Managing Director
               Telecopy Number:  (352) 4590-3331

          with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Adam O. Emmerich, Esq.
               Telecopy Number:  (212) 403-2000

          Section 7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither party shall be permitted to assign any of its rights hereunder to any third party, except that any Investor shall be permitted to assign its rights hereunder to any other person who would satisfy the criteria in the definition of "Investor" which agrees to be bound by this Agreement.

          Section 7.7 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

          Section 7.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or




complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

          Section 7.9 Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          (c) All references herein to the number of shares of Company Stock outstanding, or to any percentage of the shares of Company Stock, or any similar reference, shall, in each case, be determined and computed without reference to any distinction between Company Common Stock and Company Preferred Stock, but counting each share of Company Preferred Stock outstanding as the equivalent of that number of shares of Company Common Stock into which each share of Company Preferred Stock is then convertible.

          Section 7.10 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          Section 7.11 Further Assurances. The Company and Investor agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

          Section 7.12 Specific Performance. The Company and Investor each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

          Section 7.13 Investor Breach. In the event Investor shall have breached (i) its obligation to effect a purchase of Company Stock pursuant to the Stock Purchase Agreement which breach is neither cured nor desisted from within 30 days of receipt of written notice of such breach, or (ii) any of its obligations under this Agreement which breach is neither cured nor desisted from within 30 days of receipt of written notice of such breach



and which would reasonably be expected to materially adversely affect the Company, the Company shall no longer be required to perform any of its obligations hereunder.

          Section 7.14 Confidentiality. Investor agrees that all information provided to Investor or any of its representatives pursuant to this Agreement shall be kept confidential, and Investor shall not disclose such information to any persons other than the directors, officers, employees, financial advisors, legal advisors, accountants, consultants and affiliates of Investor who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information; provided, however, the foregoing obligation of Investor shall not (a) relate to any information that
(i) is or becomes generally available other than as a result of unauthorized disclosure by Investor or by persons to whom Investor has made such information available, (ii) is or becomes available to Investor on a non-confidential basis from a third party that is not, to Investor's knowledge, bound by any other confidentiality agreement with the Company, or (b) prohibit disclosure of any information if required by law, rule, regulation, court order or other legal or governmental process.





































          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                                       CARR REALTY CORPORATION



                                       By: /s/ Brian K. Fields
                                          Name:  Brian K. Fields
                                          Title: Chief Financial Officer



                                       CARR REALTY, L.P.



                                       By: /s/ Brian K. Fields
                                          Name:  Brian K. Fields
                                          Title: Chief Financial Officer
                                                   of Carr Realty
                                                   Corporation, its
                                                   general partner


                                       SECURITY CAPITAL HOLDINGS S.A.



                                       By: /s/ Paul E. Szurek
                                          Name: Paul E. Szurek
                                          Title: Managing Director



                                       SECURITY CAPITAL U.S. REALTY



                                       By:/s/ Paul E. Szurek
                                          Name: Paul E. Szurek
                                          Title: Managing Director















                                      -24-